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                                                                Exhibit 99(j)(4)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the references made to our firm under the captions "Financial Highlights" in the Prospectus of each of the Munder Bio(Tech)/2/ Fund, Munder Fund of Funds, Munder Future Technology Fund, Munder International Bond Fund, Munder Large-Cap Growth Fund, Munder Micro-Cap Equity Fund, Munder MidCap Select Fund, Munder Money Market Fund, Munder Multi-Season Growth Fund, Munder NetNet Fund, Munder Power Plus Fund, Munder Real Estate Equity Investment Fund, and Munder Small-Cap Value Fund, and The Munder Funds Class K Shares, and "Independent Auditors" and "Financial Statements" in the combined Statement of Additional Information for The Munder Funds, Inc., The Munder Funds Trust and The Munder Framlington Funds Trust and in The Munder Fund of Funds' Statement of Additional Information included in Post-Effective Amendment No. 58 to Registration Statement (Form N-1A, No. 33-54748) of The Munder Funds, Inc.

We also consent to the incorporation by reference in the combined Statement of Additional Information for The Munder Funds Trust, The Munder Funds, Inc. and The Munder Framlington Funds Trust and in The Munder Fund of Funds' Statement of Additional Information of our reports dated August 14, 2002 with respect to the financial statements and financial highlights of each of the portfolios constituting the Munder Funds, Inc., The Munder Funds Trust and The Munder Framlington Funds Trust, included in the June 30, 2002 annual reports of The Munder Funds.



                                                       ________________________
                                                       /s/ Ernst & Young LLP


Boston, Massachusetts
October 25, 2002